Exhibit 4. (a) 83

[State Emblem]

The State of Israel
Ministry of Communications
General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 67

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that was delegeted to us, and all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 55A

1.
In Article 55.1A(a) instead of the first paragraph, from the words " Shall send to the subscriber a document" and until before the words " The agreement conditions document shall be sent to the subscriber" shall come:

"Shall send to the subscriber a document that includes all of the details set forth in sub-sections 55.4 (a2) until 55.4 (h), the "main plan details page" and the "service access form" marked in accordance with the subscriber's choices, as orally notified to the Licensee's representative or as typed in at the time of execution of the agreement by internet (hereinafter- "agreement conditions document"). In a long distance purchase executed by internet, the agreement conditions document may not include the full names and signatures of the subscriber and of the Licensee's representative that executed the agreement.

2.
In Article 55.1A(b) after the words "the full name of the Licensee representative and the subscriber" shall come " In a long distance purchase executed by internet, the notice shall not include his name or that of the Licensee's representative".

3.	After Article 55.1A shall come:

"55.2A   The Licensee may execute a long distance purchase by internet as long as the following conditions are fulfilled:

a)	The Licensee's website shall clearly include all of the details set forth in sub-sections 55.4(a2) until 55.4(h) as well as the "main plan details page" and the "service access form".

b)	The subscriber declared, by marking the required place on the internet website, that he has read all of the information included in the "main plan details page".

Amendment of Appendix E

4.	Instead of Article 2,1 in Appendix E, shall come:

"2.1 Service for the supply of information to customers and subscribers: shall be granted upon a request by telephone to a service center, on the Company’s web site, by electronic mail, by facsimile requests; said service may also be provided through a representative at a service center open to the public, through an automated IVR voice system, SMS, CHAT or standard mail."

Commencement

5.	This amendment shall become effective on the date of its signature.

(9 September 2012)

     (sgd)
            ________________                                                                                                ________________
             Haim Giron                                                                                                                   Eden Bar Tal
             Senior Deputy Engineering& Licensing                                                                 Director General